Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES OPERATING AND FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2018

DENVER – November 5, 2018 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported operating and financial results for the quarter and nine months ended September 30, 2018.

Highlights:

•	Third quarter 2018 oil production averaged 15,738 barrels of oil per day, an increase of 47 percent over second quarter 2018.
•	Third quarter net loss was $14.3 million; adjusted net income (a non-GAAP measure as reconciled below) was $10.6 million, a $12.2 million improvement from second quarter 2018.
•	Third quarter adjusted EBITDA (a non-GAAP measure as reconciled below) was $67.7 million, up more than 100 percent from $33.7 million in second quarter 2018.
•

Improvement in our unit-based cost structure as both third quarter 2018 unit-based lease operating expense and cash-based general and administrative expense (a non-GAAP measure as reconciled below) declined significantly.

Rick Betz, Resolute’s Chief Executive Officer, said: “As noted in our third quarter operations update, the Company continues to make significant progress on our 2018 development program.  We remain focused on executing on our high rate of return projects which in the third quarter delivered significant growth in oil production, aggregate cash flow and cash flow per debt adjusted share, the last measure being an important indicator of stockholder value. Our third quarter performance has positioned the Company for a strong finish to 2018 and for solid advancement in 2019.  We expect that our 2019 plan will deliver meaningful growth in both production and debt adjusted cash flow per share while spending within cash flow and further delevering our balance sheet.  We remain committed to delivering on the full potential of our assets while maintaining financial discipline.

“Resolute recently received letters from certain stockholders urging the Board to, among other things, actively pursue the sale or merger of the Company.  Resolute’s senior management team has held many discussions over the past year with these and other stockholders to understand their respective views.  The Board and management team of Resolute are appreciative of communications with all stockholders, consider all input to advance the Company’s goal of enhancing stockholder value and are open-minded to any ideas and alternatives for enhancing stockholder value. Resolute’s Board, with the support of its financial advisors Petrie Partners and Goldman Sachs, is continuing its in-depth review of the Company’s competitive positioning while actively exploring all alternatives available to the Company, including potential strategic combinations, that will advance the Board’s goal of enhancing stockholder value.”

The Company will post an updated investor relations presentation on www.resoluteenergy.com to supplement the information provided in this press release.

Operations update

Aggregate third quarter 2018 production averaged 34,752 barrels of oil equivalent (“Boe”) per day, an increase of 45 percent from the second quarter. Third quarter 2018 oil production averaged 15,738 barrels of oil per day, an increase of 47 percent over second quarter 2018. Year over year, third quarter Boe production increased 54 percent and oil production increased 40 percent, both pro forma for the divestiture of the Aneth Field assets. Growth in production is being driven by the Company’s successful ongoing development program.  During the quarter, the Company spud six wells, reached total depth on thirteen wells and placed eighteen wells on production (including three non-operated wells).

For additional detailed information please refer to the operations update that the Company posted on October 11, 2018.

First Sandlot well pack. Since the October 11 operations update the first Sandlot well pack, placed online in mid-July, has established a 60-day peak rate.  That data is incorporated in the table below.

				Average peak rate
Mustang Sandlot nine-pack results	Wolfcamp zones[1]	Average length (feet)	First Production	24-hour Boe per day	30 day Boe per day	60 day Boe per day	Average cumulative oil to date
Sandlot	UWCA (3)	6,280	7/7 - 7/11	2,112	1,880	1,687	48%
Sandlot	LWCA (3)	5,860	7/7 - 7/11	3,050	2,491	2,049	41%
Sandlot	UWCB (3)	6,373	7/7 - 7/12	2,844	2,336	2,046	33%

1.	Zone abbreviation legend: UWCA – Upper Wolfcamp A; LWCA – Lower Wolfcamp A; UWCB – Upper Wolfcamp B. The number within the parentheses refers to the number of wells.

South Mitre well pack.  The South Mitre well pack, consisting of three wells drilled to each of the UWCA and UWCB, was placed online in late September.  These six wells continue to flow back and have not yet established a 24-hour peak rate. One month into their flowback, the wells are producing more than 9,100 Boe per day (60% cumulative oil), in aggregate as of the date of this release. The table below presents data to date for these wells.

Appaloosa South Mitre well pack results	Wolfcamp zones[1]	Average length (feet)	First Production	Average peak rate 24-hour Boe per day
South Mitre	UWCA (3)	9,906	9/19 - 9/22	N/A
South Mitre	UWCB (3)	9,463	9/16 - 9/24	N/A

1.	Zone abbreviation legend: UWCA – Upper Wolfcamp A; UWCB – Upper Wolfcamp B. The number within the parentheses refers to the number of wells.

Second Sandlot well pack. The second Sandlot well pack, consisting of three wells drilled to each of the UWCA, LWCA and UWCB, is currently being completed with average completed lateral length expected to be approximately 6,300 feet.  This was the first well pack drilled using modified vertical spacing. We expect that this nine-pack will be online in November.  The table below presents target zones and planned lateral lengths for these wells.

Mustang Sandlot nine-pack results	Wolfcamp zones[1]	Planned length (feet)
Sandlot	UWCA (3)	6,300
Sandlot	LWCA (3)	6,300
Sandlot	UWCB (3)	6,300

1.	Zone abbreviation legend: UWCA – Upper Wolfcamp A; LWCA – Lower Wolfcamp A; UWCB – Upper Wolfcamp B.

The number within the parentheses refers to the number of wells.

Fourth quarter drilling and completions activity. Our two remaining drilling rigs are currently drilling four Lower Wolfcamp wells in Mustang. We plan to bring two of the Lower Wolfcamp wells online in December and carry the remaining two wells into 2019 as DUCs. The table below presents target zones and planned lateral lengths for these wells.

Mustang Lower Wolfcamp wells	Wolfcamp zones[1]	Planned length (feet)
UB C108H	WCC	7,500
Boucher C102H	WCC	7,500
Iron City C105S	WCC	7,500
Short Yuengling B101H	UWCB	5,000

1.	Zone abbreviation legend: UWCB – Upper Wolfcamp B; WCC – Wolfcamp C

Subsequent to completing drilling operations on the Lower Wolfcamp wells, we expect to spud the third and final Sandlot well pack in December. These wells will be drilling over year end and will be completed early in first quarter 2019.

Financial Highlights

Third quarter 2018 net loss was $14.3 million compared to the second quarter net loss of $3.7 million, due in large part to the effect of non-cash mark-to-market derivative losses.  Third quarter 2018 adjusted EBITDA (a non-GAAP measure as defined and reconciled below) was $67.7 million, more than double second quarter 2018 adjusted EBITDA of $33.7 million and up 58 percent from the prior year quarter.  This significant increase in adjusted EBITDA was driven by stronger production volumes, as well as lower unit operating and overhead costs.

During the quarter we continued to reduce the cash costs of producing a unit of oil, gas and NGL.  Lease operating expense (“LOE”) was $18.8 million in aggregate, or $5.87 per Boe in third quarter 2018.  The per-unit measure represented a 39 percent reduction from the prior year period and a sixteen percent reduction sequentially.

GAAP-based general and administrative (“G&A”) expense as shown on the Company’s statement of operations decreased in third quarter 2018 to $10.2 million from $15.9 million in second quarter 2018. Included in this GAAP-based number for the third quarter is non-cash stock-based compensation expense of $3.6 million, down 21 percent from $4.5 million in second quarter 2018. Second quarter 2018 also included $3.1 million of costs associated with stockholder activism.

Management believes that cash-based G&A (a non-GAAP measure as defined and reconciled below) is a more accurate reflection of the costs of managing our business.  That measure was $6.5 million for third quarter 2018 compared to $8.3 million for the second quarter 2018.  On a per-unit basis, cash-based G&A expense decreased to $2.04 per Boe in the third quarter 2018 from $3.79 per Boe in second quarter 2018.

The sequential per-unit gains in both LOE and cash-based G&A resulted from the rapid growth of Resolute’s Delaware Basin production.  The year over year per-unit gains reflect that same trend, and also recognize the sale of the higher-cost Aneth Field assets.  We believe that the unit operating costs seen this quarter are representative of costs that we will see going forward, and we expect cash-based G&A   expense for the year to be within our previously announced guidance range.

Realized oil pricing for third quarter 2018 was $55.73 per Bbl, a decrease of seven percent from second quarter 2018, driven primarily by weaker Midland benchmark pricing. Realized NGL pricing was $20.32 per Boe for third quarter 2018, an increase of 28 percent from second quarter 2018. Realized gas pricing for third quarter 2018 was $1.67 per MMBtu, an eleven percent increase from second quarter 2018, driven by higher benchmark pricing.

Capital investment for the third quarter was $106.2 million, excluding acquisition, divestitures and capitalized interest.  Third quarter capital investment included $95.4 million of drilling, completion and well facility expenditures and $3.0 million spent on facilities and infrastructure.  Through September 30, estimates indicate that the Company incurred aggregate drilling and completion costs substantially in line with expectations.  We expect total 2018 capital outlays to be within previously announced guidance.

Please refer to the table below for full details of the Company’s commodity derivative contracts.

Period	Product	Type of Contract	Volume (Bbl/day)	Volume (MMBtu/day)	Weighted Average Floor Price	Weighted Average Ceiling Price
Nov - Dec 2018(1)	Oil	Swaps	8,000	—	59.29	—
	Oil	Collars(3)	5,500	—	52.45	57.93
	Oil	Basis Swaps (4)	14,500	—	8.32	—
	Gas	Basis Swaps (5)	—	18,000	0.69	—

2019(2)	Oil	Swaps	5,000	—	64.54	—
	Oil	Basis Swaps (4)	11,500	—	9.13	—

(1) The Company has entered into sold call options of 2,200 Bbl per day for the respective period at $60.00 per Bbl and bought call options of 1,100 Bbl per day for the respective period at $55.00 per Bbl.

(2) The Company has entered into sold call options of 3,670 Bbl per day for the respective period at $64.36 per Bbl.
(3) Each of the Company's three-way collars has a sub-floor price of $40.00 per Bbl.
(4) The Company has entered into oil basis swaps in order to hedge the Midland-Cushing differential.
(5) The Company has entered into gas basis swaps in order to hedge the Permian Basin El Paso differential.

Guidance Summary

Based on results through the third quarter and expectations for the remainder of the year, we are reaffirming full year 2018 guidance announced on October 11 as follows:

Guidance summary	Current
Projected 2018 production
Annual production (MBoe)	10,950 - 11,680
Annual average Boe per day	30,000 - 32,000
Annual oil percent	45%
Annual oil and NGL percent	72%

Projected full year 2018 costs ($ million)
Cash lease operating expense	$64 - $67
Cash general and administrative expense[1]	$31 - $33

Projected full year 2018 capital expenditures ($ million)[2]	$370 - $380

1.	Net of COPAS reimbursements and capitalization, before one-time costs associated with the Aneth Field sale and stockholder activism expenses.
2.

Net of earnout payments of approximately $23 million expected to be received from Caprock Midstream and not including $10 million of contingent purchase price payable from the purchaser of Aneth Field.

Third Quarter and Nine Months Comparative Results

Resolute recorded a net loss of $14.3 million on revenue of $106.7 million during the three months ended September 30, 2018.  Included in the net loss were $32.6 million of commodity derivative losses.  This compares to a net loss of $14.6 million on revenue of $79.4 million during the three months ended September 30, 2017.  Included in the net loss for 2017 were $13.7 million of commodity derivative losses.  Resolute recorded adjusted net income of $10.6 million for the third quarter of 2018.  This compares to adjusted net income for the comparable prior year period of $1.5 million.

For the nine months ended September 30, 2018, Resolute recorded a net loss of $30.9 million on revenue of $254.8 million.  Included in the net loss were $54.1 million of commodity derivative losses.  This compares to net income of $0.1 million on revenue of $214.2 million during the nine months ended September 30, 2017.  Included in net income for 2017 were commodity derivative gains of $4.6 million. Resolute recorded adjusted net income of $12.3 million for the nine months ended September 30, 2018.  This compares to an adjusted net loss for the comparable prior year period of $0.7 million.

Third Quarter and Nine Months 2018 Results Compared to

Third Quarter and Nine Months 2017 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ thousands, except per-Boe amounts)
Production (MBoe):
Permian	3,197	2,082	7,499	4,997
Aneth	—	546	—	1,621
Total production	3,197	2,628	7,499	6,618

Daily rate (Boe)	34,752	28,566	27,470	24,240

Revenue per Boe (excluding commodity derivative settlements)	$33.39	$30.20	$33.98	$32.37
Revenue per Boe (including commodity derivative settlements)	$31.55	$31.10	$30.98	$32.94

Revenue	$106,747	$79,371	$254,845	$214,223
Commodity derivative settlements	(5,868)	2,354	(22,488)	3,760
Adjusted revenue(1)	100,879	81,725	232,357	217,983

Operating expenses:
Lease operating	$18,762	$25,093	$45,793	$63,339
Production and ad valorem taxes	7,390	6,586	18,451	18,120
Depletion, depreciation and amortization	33,022	25,521	80,053	63,889
General and administrative	10,199	9,546	47,141	29,433
Cash-settled incentive awards	11,539	4,996	22,833	9,010

Net income (loss)	$(14,302)	$(14,602)	$(30,891)	$99

Adjusted net income (loss)	$10,638	$1,471	$12,330	$(720)

Adjusted EBITDA	$67,688	$42,929	$142,430	$114,162

(1) In this press release, the term “adjusted revenue” is used.  Adjusted revenue is a non-GAAP financial measure and is equivalent to total revenue plus cash settled derivative gains/losses.  The Company believes adjusted revenue enhances investors’ understanding of the performance of our operations and management uses adjusted revenue to evaluate its ongoing operations and for internal planning and forecasting purposes.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure may not be equivalent to similarly titled measures of other companies.

Production: Production for the quarter ended September 30, 2018, increased 22 percent to 3,197 MBoe, or 34,752 Boe per day, as compared to 2,628 MBoe, or 28,566 Boe per day, during the third quarter of 2017. The increase from the comparable prior year period is primarily the result of newly drilled and completed wells in the Delaware Basin. Pro forma for the 2017 Aneth Field sale, third quarter 2018 production increased 54 percent.

During the first nine months of 2018, production increased thirteen percent to 7,499 MBoe, or 27,470 Boe per day, from 6,618 MBoe, or 24,240 Boe per day, during the first nine months of 2017.  The increases from the comparable prior year period are primarily the result of production from newly drilled and completed wells in the Delaware Basin. Pro forma for the Aneth Field sale, production increased 50 percent.

Revenue:  During the third quarter 2018, Resolute realized a 34 percent increase in revenue as compared to the prior year quarter due principally to increased production and increased commodity pricing. Revenue for the quarter was $106.7 million as compared to $79.4 million in the prior year period.  Resolute realized a 23 percent increase in adjusted revenue (a non-GAAP measure defined as revenue including commodity derivative settlements as reconciled above) as compared to the prior year quarter.  Adjusted revenue for the quarter was $100.9 million, including the effect of commodity derivative settlement losses of $5.8 million.  Adjusted revenue for the comparable prior year period was $81.7 million, including the effect of commodity derivative settlement gains of $2.3 million.

During the first nine months of 2018, Resolute realized a nineteen percent increase in revenue as compared to the first nine months of 2017 due principally to increased production and increased commodity pricing. Revenue for the first nine months of 2018 was $254.8 million as compared to $214.2 million in the prior year period.  Resolute realized a seven percent increase in adjusted revenue as compared to the prior year period.  Adjusted revenue for the first nine months of 2018 was $232.4 million, including the effect of commodity derivative settlement losses of $22.4 million.  Adjusted revenue for the comparable prior year period was $218.0 million, including the effect of commodity derivative settlement gains of $3.8 million.

Operating Expense:  For the third quarter 2018, LOE decreased by $6.3 million, or 25 percent, to $18.8 million, or $5.87 per Boe, as compared to third quarter 2017 LOE of $25.1 million, or $9.55 per Boe. The 39 percent decrease in unit operating expense is primarily due to the Aneth Field sale (Aneth Field had significantly higher operating costs as compared to our Delaware Basin properties) as well as the increase in Delaware Basin production.

Production taxes for the third quarter of 2018 increased twelve percent to $7.4 million (seven percent of revenue), or $2.31 per Boe from $6.6 million in 2017 (eight percent of revenue), or $2.51 per Boe.  The lower production and ad valorem taxes as a percentage of revenue in 2018 as compared to 2017 is primarily the result of the Aneth Field sale. All revenue in 2018 was recognized in the state of Texas, which has lower effective tax rates than the Aneth Field Properties in Utah, which were included in 2017 results.

For the first nine months of 2018, LOE decreased 28 percent to $45.8 million, or $6.11 per Boe, from 2017 LOE of $63.3 million, or $9.57 per Boe.  The decrease in unit operating expense is primarily due to the same reason noted for the quarter over quarter decrease.

Production taxes for the first nine months of 2018 remained relatively unchanged at $18.5 million (seven percent of revenue) from $18.1 million in 2017 (nine percent of revenue).  On a Boe basis, production taxes decreased to $2.46 per Boe in 2018 from $2.74 per Boe in 2017, due to the same reason noted for the quarter over quarter decrease.

For the third quarter 2018, depletion, depreciation and amortization (“DD&A”) expense increased 29 percent to $33.0 million as compared to $25.5 million in 2017 as a result of the 22 percent increase in production and capitalized costs increasing by a greater percentage than the associated proved reserve quantities period over period. On a Boe basis, DD&A expense increased to $10.33 per Boe in 2018 from $9.71 per Boe in 2017.

For the first nine months of 2018, DD&A expense increased 25 percent to $80.1 million as compared to $63.9 million in 2017, as a result of the thirteen percent increase in production and capitalized costs increasing by a greater percentage than the associated proved reserve quantities period over period. DD&A expense increased on a Boe basis to $10.67 per Boe in 2018 from $9.65 per Boe in 2017 due to the same reason noted above.

General and Administrative Expense:  Resolute’s general and administrative expense increased to $10.2 million during the third quarter of 2018, as compared to $9.5 million during the same period in 2017, although, on a per-unit basis, general and administrative expense decreased to $3.19 per Boe in 2018 from the $3.63 per Boe in 2017. On a Boe basis, cash-based general and administrative expense (a non-GAAP measure as defined and reconciled below), also decreased seventeen percent to $2.04 per Boe in 2018, compared to $2.45 per Boe in 2017, due to increased production levels.

For the first nine months of 2018, general and administrative expense increased 60 percent to $47.1 million, as compared to $29.4 million during the corresponding period of 2017. The $17.7 million increase primarily resulted from two factors.  First, the Company incurred $6.5 million in stockholder activism costs in 2018. Second, the Company incurred a one-time, non-cash increase of $6.0 million in stock-based compensation expense due to the modification and accelerated vesting of long-term incentive awards to employees terminated in 2018 as a result of the Aneth Field sale. The vesting terms of the outstanding long-term awards for affected employees was accelerated and recognized during the first quarter of 2018. Additionally, certain overhead reimbursements, which reduce general and administrative expense, decreased period over period, also as a result of the Aneth Field sale.  On a per-unit basis, general and administrative expenses increased to $6.29 per Boe in 2018 from $4.45 per Boe in 2017. Cash-based general and administrative expense was $23.7 million, or $3.17 per Boe, in 2018 compared to $20.6 million, or $3.11 per Boe, in 2017.

Cash-settled Incentive Awards: Cash-settled incentive award expense increased by $6.5 million to $11.5 million during the third quarter 2018 as compared to $5.0 million in the third quarter of 2017. This increase was the result of a change in the fair value related to the grant of cash-settled stock appreciation rights under the long-term incentive program. These awards are marked to fair market value at each period end. Actual cash payments during the 2018 period were $3.7 million.

For the nine months ended September 30, 2018, cash-settled incentive award expense increased to $22.8 million as compared to $9.0 million for the nine months ended September 30, 2017.  The $13.8 million increase resulted from the modification in 2018 of certain long-term incentive awards as a result of the Aneth Field sale. The vesting of these awards was accelerated for affected employees and the expense was recognized during the first quarter of 2018.  Additionally, the increase was the result of a change in the fair value related to the grant of cash-settled stock appreciation rights under the long-term incentive program. Actual cash payments during the 2018 period were $18.1 million, which includes the final payment of the Company’s performance-based restricted cash awards.

Capital Expenditures:  During the quarter ended September 30, 2018, Resolute incurred oil and gas related capital expenditures of approximately $106.2 million.  Third quarter capital investment included $95.4 million of drilling, completion and well facility expenditures and approximately $3.0 million spent on field facilities and infrastructure.  During the first nine months of 2018, Resolute incurred oil and gas related capital expenditures of approximately $326.0 million.  Capital investment for 2018 included $287.7 million of drilling, completion and well facility expenditures and $15.1 million spent on field facilities and infrastructure.

Liquidity and Capital Resources:  Outstanding indebtedness of $710 million at September 30, 2018, consisted of $110 million in revolving credit facility debt and $600 million of senior notes, compared to total indebtedness of $555 million at December 31, 2017, an increase of $155 million. Pursuant to the fall borrowing base redetermination, the borrowing base was increased by $100 million to $310 million, effective September 14, 2018.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Oil	$80,689	$67,665	$198,735	$186,027
Gas	9,202	7,144	21,232	17,963
Natural gas liquids	16,856	4,562	34,878	10,233
Total revenue	106,747	79,371	254,845	214,223
Operating expenses:
Lease operating	18,762	25,093	45,793	63,339
Production and ad valorem taxes	7,390	6,586	18,451	18,120
Depletion, depreciation and amortization	33,022	25,521	80,053	63,889
General and administrative	10,199	9,546	47,141	29,433
Cash-settled incentive awards	11,539	4,996	22,833	9,010
Total operating expenses	80,912	71,742	214,271	183,791
Income from operations	25,835	7,629	40,574	30,432
Other income (expense):
Interest expense, net	(9,963)	(8,527)	(26,046)	(35,003)
Commodity derivative instruments gain (loss)	(32,618)	(13,719)	(54,141)	4,579
Contingent payment derivative instrument gain	2,425	—	8,707	—
Other income (expense)	19	(13)	15	63
Total other expense	(40,137)	(22,259)	(71,465)	(30,361)
Income (loss) before income taxes	(14,302)	(14,630)	(30,891)	71
Income tax benefit	—	28	—	28
Net income (loss)	(14,302)	(14,602)	(30,891)	99
Preferred stock dividends	(1,269)	—	(3,808)	(3,935)
Net loss available to common stockholders	$(15,571)	$(14,602)	$(34,699)	$(3,836)
Net loss per common share:
Basic and diluted	$(0.70)	$(0.71)	$(1.56)	$(0.22)
Weighted average common shares outstanding:
Basic and diluted	22,337	21,941	22,242	21,866

Reconciliation of Non-GAAP Measures

In this press release, the term “adjusted net income (loss)” is used. Adjusted net income (loss) is a non- GAAP financial measure and is equivalent to net income (loss) excluding non-cash items identified as affecting comparability of earnings between periods, which are non-cash mark-to-market (gains) losses on commodity and contingent payment derivative instruments, non-cash stock-based compensation expense related to the acceleration and vesting of long-term incentive awards to employees terminated as a result of the Aneth Field sale and stockholder activism. Resolute’s management uses adjusted net income (loss) to evaluate the Company’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future trends and operations. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to adjusted net income (loss).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Net income (loss)	$(14,302)	$(14,602)	$(30,891)	$99
Adjustments:
Mark-to-market (gain) loss	26,750	16,073	31,653	(819)
Contingent consideration gain	(2,425)	—	(8,707)	—
Stock-based Aneth transaction costs	—	—	6,014	—
Aneth transaction cash-settled incentive awards	504	—	7,764	—
Stockholder activism	111	—	6,497	—
Adjusted net income (loss)	$10,638	$1,471	$12,330	$(720)

In this press release, the term “adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure defined as consolidated net income (loss) adjusted to exclude interest expense, net, income taxes, depletion, depreciation and amortization expenses, one-time costs of the Aneth Field sale, costs related to stockholder activism, non-cash stock-based compensation expense, nonrecurring cash-settled incentive award payments, change in fair value of derivative instruments, gains and losses on the sale of assets and ceiling write-downs of oil and gas properties. Resolute’s management believes adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Net income (loss)	$(14,302)	$(14,602)	$(30,891)	$99
Adjustments:
Interest expense, net	9,963	8,527	26,046	35,003
Depletion, depreciation and amortization	33,022	25,521	80,053	63,889
Stockholder activism	111	—	6,497	—
Stock-based compensation	3,651	3,102	17,363	9,053
Cash-settled incentive awards	11,539	4,996	22,833	9,010
Cash-settled incentive awards paid	(621)	(660)	(2,417)	(2,045)
Mark-to-market (gain) loss	26,750	16,073	31,653	(819)
Contingent consideration gain	(2,425)	—	(8,707)	—
Income tax benefit	—	(28)	—	(28)
Total adjustments	81,990	57,531	173,321	114,063
Adjusted EBITDA	$67,688	$42,929	$142,430	$114,162

In this press release, the term “cash-based general and administrative expense” is used.  We define cash-based general and administrative expense (a non-GAAP measure) as consolidated general and administrative expense adjusted to exclude non-cash stock-based compensation expense and one-time, non-recurring, transaction related expenses (transaction costs or fees).  An example of such fees and expenses are the fees and expenses that were incurred in conjunction with stockholder activism.  Resolute’s management believes cash-based general and administrative expense is an important metric that enables management to evaluate the Company’s activities and operations consistently between periods and through the normal course of our activities and operations.  This information differs from measures of our activities and operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of our activities and operations prepared in accordance with GAAP.  This measure may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s general and administrative expense to cash-based general and administrative expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
General and administrative expense	$10,199	$9,546	$47,141	$29,433
Adjustments:
Non-cash stock-based compensation	3,558	3,102	16,897	8,855
Stockholder activism	111	—	6,497	—
Cash-based general and administrative expense	$6,530	$6,444	$23,747	$20,578

Earnings Call Information

Resolute will host an investor call on November 6, 2018, at 10:00 AM EST. To participate in the call please dial (800) 289-0438 from the United States and Canada or (323) 794-2423 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through November 12, 2018, by dialing (844) 512-2921 from the U.S. and Canada, or (412) 317-6671 from outside the U.S. and Canada. The conference call replay number is 4207554.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements; however the absence of these words does not mean the statements are not forward-looking. Such forward looking statements include statements regarding: future drilling plans and activity; future operating and production results; our plans and expectations regarding our future development activities including drilling and completing wells; future adjustments to our completion designs; the number of such potential projects, and locations and productive intervals;, anticipated 2018  production and oil percentage; anticipated 2018 capital expenditures, LOE and G&A rates; 2019 expected production growth and cash flow expectations; and the anticipated success of our 2019 plan. Resolute will evaluate its capital expenditures in relation to its liquidity and cash flow and may adjust its activity and capital spending levels based on acquisitions, changes in commodity prices, the cost of goods and services, production results and other considerations. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the Company’s ability to successfully implement its strategy; depressed commodity prices; the volatility of oil and gas prices and basis differentials, including the price realized by Resolute; inaccuracy in reserve estimates and expected production rates; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver our oil, NGL and gas and other processing and transportation considerations; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves; our ability to find and develop our estimated proved undeveloped reserves and resources; changes in our production mix of oil and gas; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; constraints imposed on our business and operations by our revolving credit facility and senior notes which may limit our ability to execute our business strategy; the risk of a transaction that could trigger a change of control under our debt agreements; the success of the business and financial strategy, hedging strategies and development and production plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; uncertainties and potential operational disruption caused by the actions of stockholder activists; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for and results of downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; risks associated with unanticipated liabilities assumed, or title, environmental or other problems resulting from, our acquisitions; the ability to sell or otherwise monetize assets at values and on terms that are advantageous to us; Resolute’s dependence on third parties for installation of gas gathering and processing infrastructure, oil gathering facilities and water disposal facilities and potential delays and breakdowns relating thereto; risks relating to our joint interest partners’ and other counterparties’ inability to fulfill their contractual commitments; the concentration of our credit risk as the result of depending on one primary oil purchaser and one primary gas purchaser in the Delaware Basin; the concentration of our producing properties in a single geographic area; loss of senior management or key technical personnel; the impact of long-term incentive programs, including performance-based awards and stock appreciation rights;  the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential regulation of waste water injection intended to address seismic activity; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; our relationship with the local communities in which we operate; changes in derivatives regulation; risks associated with rising interest rates; the impact of any U.S. or global economic recession; losses possible from pending or future regulation; developments in oil-producing and gas-producing countries; risks of terrorist activities directed at oil and gas production; cyber security risks; and risks related to our common stock, potential declines in stock prices and potential future dilution to stockholders.  Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K and Form 10-K/A for the year ended December 31, 2017, subsequent quarterly reports on Form 10-Q and subsequent filings with the Securities and Exchange Commission (the “SEC”) for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement. Production rates, including “early time” rates, 24-hour peak rates, 30, 60, 90, 120 and 150 day peak rates, and exit rates for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and represent three stream gross production. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may change as additional data becomes available. Peak production and exit rates are not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. Equally, the way we calculate and report peak rates and exit rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable. Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as leaseline offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid-length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,000 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet. “UWCA” refers to Upper Wolfcamp A wells.  “LWCA” refers to Lower Wolfcamp A wells.  “UWCB” refers to Upper Wolfcamp B wells.  “WCC” refers to Wolfcamp C wells.  “Lower Wolfcamp” refers to the Lower Wolfcamp zones including the Wolfcamp C.  This press release may include certain non-GAAP financial measures. When applicable, a reconciliation of these measures to the most directly comparable GAAP measure is presented.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. For more information, visit www.resoluteenergy.com. The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com